Exhibit 10(m)

                           UNIVERSAL FOODS CORPORATION

                            MANAGEMENT INCENTIVE PLAN
                             FOR DIVISION PRESIDENTS

   I.   THE PLAN

        The name of this Plan is the Universal Foods Corporation Management Incentive Plan for Division Presidents. The purpose of the Plan is to promote the interests of the shareholders and to provide incentive to the Division Presidents who contribute to the profitability of the Company.

   II.  DEFINITIONS

        In this Plan, the terms used will have the following definitions:

        A. "Actual Average Assets Managed" means the twelve-month average of month-end balances of key assets and liabilities subject to Division control, as defined in Exhibit B, 2c.

        B. "Actual Sales Operating Profit" means profit reported on the Company's sales operating reports, as adjusted per Exhibit B, 2b.

        C. Board of Directors" means the Board of Directors of Universal Foods Corporation.

        D. "Bonus Award" means an award, either paid currently or paid on a deferred basis, as the results of the operation of this Plan.

        E. "Business Unit" means a segmented profit center within a Division.

        F.   "Committee" means the committee provided for in Section III.

        G.   "Company" means Universal Foods Corporation.

        H. "Division" means a business entity designated as such by the Corporation normally segmented based on product line.

        I. "Employee" means any employee regularly employed by Universal Foods Corporation or any of its subsidiaries, and paid on a salary basis.

        J. "Fiscal Year Salary" means base pay earned during the period October 1 through September 30 each Company operating year exclusive of any incentive/supplemental payments by the Company.

        K.   "Plan" means this Management Incentive Plan for Division
             Presidents.

        L. "Targeted Average Assets Managed" means the Division average assets managed objective scheduled per Exhibit C.

        M. "Targeted Profit" means the Division profit objective scheduled per Exhibit C.


   III. COMMITTEE

        A. The Board of Directors shall appoint a Compensation and Development Committee composed of three non-management members of the Company's Board of Directors. This Committee shall be known as the "Committee" and shall have full power and authority to interpret and administer the Plan in accordance with the Regulations. No member of the Committee shall be eligible to participate in the Plan while a member of the Committee.

        B. The Board of Directors may, from time to time, remove members from the Committee or add members thereto; and vacancies on the Committee, however caused, shall be filled by action of the Board of Directors. The Committee shall select one of its members as Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made at a meeting of the Committee duly called and held. The members of the Committee may receive such compensation for their services as the Board of Directors may determine.


   IV.  PLAN ADMINISTRATION

        The Committee shall have the power to adopt eligibility and other rules not inconsistent with the provisions of the Plan (hereinafter referred to as the "Regulations" and attached hereto as "Exhibit A") for the administration thereof and to alter, amend, or revoke any Regulations so adopted.

   V.   PLAN PARTICIPATION

        Participation in the Plan shall be in accordance with the Regulations.

        A. At the beginning of each fiscal year, the Chairman and the President and Chief Executive Officer shall submit to the Committee a written list of recommended participants in the Plan for that year.

        B. Not all division presidents need to be selected as participants, and selection as a participant one year does not automatically ensure selection in future years.

        C. At the end of each fiscal year the Chairman and the President and Chief Executive Officer shall submit to the Committee a written list of recommendations as to the amount of Bonus Award each participant in the Plan should receive for that fiscal year.

        D. The Committee's selection of the Employees to whom a Bonus Award shall be made and its determination of the amount and method of payment of each such Bonus Award shall be final.

        E. This Plan is not a part of the Company's regular compensation plan nor is it part of the employee's regular compensation.

   VI.  BONUS AWARDS

        The performance measurement upon which the Bonus Award is based is determined in accordance with the Regulations for each fiscal year.

   VII. BONUS PROVISION

        All Bonus Awards under this Plan will be budgeted and funded within the operations of the specific Division in which participants are employed.

   VIII.  CHANGE OF CONTROL OF COMPANY

        In the event of a change of control of the Company in accordance with an Employee's Severance or Employment Agreement and the Employee's subsequent termination of employment without cause by the successor entity, the "Change of Control Benefits" under the Employee's Severance or Employment Agreement in respect to this Plan shall be received as a severance payment by the Employee.

   IX.  SUCCESSORS AND ASSIGNS

        If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is either the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company.

        In case of such assignment by the Company and of such assumption and agreement by the Company and of such person(s), all further rights as well as all other obligations of the Company under this Agreement thenceforth shall cease and terminate and thereafter the expression "the Company" wherever used herein shall be deemed to mean such person(s).

   X.   PLAN AMENDMENTS

        The Board of Directors may suspend or discontinue the Plan at any time.